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                                 Exhibit 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rational Software Corporation 1997 Stock Option Plan, 1998 Employee Stock Purchase Plan and Directors' Stock Option Plan of Rational Software Corporation of our reports dated April 21, 1998, except for Note Fifteen, as to which the date is April 23, 1998, with respect to the consolidated financial statements of Rational Software Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Palo Alto, California
July 30, 1998